Exhibit 2(a)
                             ARTICLES OF MERGER AND
                          PLAN AND AGREEMENT OF MERGER

                              PORT INDUSTRIES, INC.
                            (a Minnesota corporation)
                          (the "Surviving Corporation")

                                       AND

                             DIGITAL REPORTING, INC.
                            (a Delaware Corporation)

        THIS PLAN AND AGREEMENT OF MERGER, entered into on March 1. 1994 by Port Industries. Inc., ("Port") , a Minnesota business corporation, and approved by resolution adopted by its Board of Directors on said date; and entered into on March 1, 1994 by Digital Reporting, Inc. ("DRI"), a Delaware business corporation, and approved by resolution adopted by its Board of Directors on said date.

        WHEREAS Port is a business corporation of the State of Minnesota with its principal office therein located at 464 Second St. Suite 108 Excelsior MN 65331 and its registered office located at 15906 Wayzata Blvd, Wayzata MN 55391 ; and the total number of shares of capital stock which Port has authority to issue is 10,000,000 common shares all of one class and of a par value of $. 10 each, and currently there are 502,000 of such shares issued and outstanding; and

        WHEREAS DRI is a business corporation of the State of Delaware with its registered office therein located at 15 East North 5treet, City of Dover, County of Kent; and the total number of shares of capital stock which DRI has authority to issue is 10,000,000 common. shares all of one class and of d oar value of $.001 each; and currently there are 2,800,000 of such shares issued and outstanding; and

        WHEREAS the Business Corporation Act of the State of Minnesota permits the merger of a business corporation of another jurisdiction with and into a business corporation of the State of Minnesota; and the General Corporation Law of the State of Delaware permits a merger of a business corporation of the State of Delaware with and into a business corporation of another jurisdiction; and

        WHEREAS Port and DRI and the respective Boards of Directors thereof deem it advisable and to the advantage, welfare and best interests of said corporations and their respective stockholders to merge DRI with and into Port pursuant to the provisions of the Business Corporation Act of the State of Minnesota and the General Corporation Law of the State of Delaware upon the terms and conditions hereinafter set forth.

        NOW, THEREFORE. in consideration of the premises and of the mutual agreement. of the parties hereto, being thereunto duly entered into by Port and DRI and approved by resolutions duly adopted by their respective Boards of Directors, this Plan and Agreement of Merger and the terms and conditions hereof and the mode of carrying this merger into effect, together with any Provisions required or permitted to be set forth therein, are hereby determined and agreed upon as hereinafter in this Plan and Agreement set forth,

        1. Port and DRI shall, pursuant to the provisions of the Minnesota Business Corporation Act and of the General Corporation Law of the State of Delaware, be merged with and into a single corporation, to wit, Port, which shall be the Surviving Corporation upon the effective date of the merger, and which is sometimes hereinafter referred to as the "surviving corporation" which shall continue to exist as the surviving corporation under this merger under Its post-merger new name of Digital Reporting, Inc. The separate existence of DRI, the Delaware corporation and hereinafter sometimes referred to as the "terminating corporation", shall cease at the said effective time in accordance with the provisions of said General Corporation Law of the state of Delaware.


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        2.  The  manner  and  basis  of  converting  the  shares  of each of the constituent corporations of this merger into shares of the Surviving Corporation shall be as follows:

        a) Upon the effective date of this merger, each share of Port shall remain one share of the Surviving Corporation, and accordingly the issued shares of the Surviving Corporation shall not be converted or exchanged in any manner but shall continue to represent similar issued shares of the Surviving Corporation.

        b) Each issued share of the terminating corporation shall upon the effective date of this merger be converted into one (1) share of the Surviving Corporation. Holders of certificates representing common shares of the terminating corporation shall as of the effective date of this merger be entitled to such rights which they would enjoy if they held certificates of the Surviving Corporation, and shall be issued new certificates of the Surviving Corporation upon surrender of their certificates in the terminating corporation.

        3. Board of Directors Upon the effectiveness of this merger, the Board of Directors of the Surviving Corporation shall consist of Mr. Frank Carr and up to two other directors who will be appointed by Mr. Carr, and they shall hold office until their successors are elected and shall qualify.

        4. Officers - Upon the effectiveness of this merger, the new Board of Directors of the Surviving Corporation will elect officers of the Surviving Corporation to immediately commence such positions with the Surviving Corporation, and the current officers of the Surviving Corporation will resign their officer positions.

        5. Bylaws - The present bylaws of Port shall be the bylaws of the Surviving Corporation and be in full force and effect upon the effectiveness of this merger and thereafter until changed, altered or Attended as therein provided and in the manner prescribed by the Minnesota Business Corporation Act.

        6. Restated Articles Of Incorporation - The Articles of Incorporation of the Surviving Corporation shall be as follows as of the effective date of this merger:

                                   ARTICLE I.

        The name of this corporation shall be Digital Reporting, Inc.

                                   ARTICLE II.

        The period of duration of this corporation' shall be perpetual, and this corporation. shall have general business purposes and shall have unlimited power to engage in any lawful business authorized by the laws of the State of Minn esota,

                                  ARTICLE III.

        The registered office of this corporation in the County of Hennepin. State of Minnesota is 9372 Creekwood Drive, Eden Prairie, Minnesota 55347.

                                   ARTICLE IV.

        This corporation is 'authorized to issue up to 10,100,000 common share of capital stock, all of which shall be of a par value of $.001 per share.






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                                   ARTICLE V.

        The shareholders of this corporation shall have no right to cumulate votes for the election of directors; and such shareholders also shall have preemptive rights to subscribe for any issue of shares of any Class of this no or corporation now or hereafter made.

                                   ARTICLE VI.

        The Board of Directors of this corporation shot have the authority:
        i) to allot and authorize the issuance of the authorized but unissued shares of this corporation. ii) to accept or reject subscriptions for shares of any class ,made after incorporation; iii) to fix the terms. conditions and provisions of and authorize the issuance of rights to convert any securities, as of this corporation into shares of and class or classes. including, the conversion basis or bases, and to fix the terms. conditions and provisions of and authorize the issuance of options, warrants or other rights to purchase or subscribe for shares of any class or classes, including the option price or prices; and iv) to make and alter the bylaws of this corporation subject to the power of the shareholders to repeal or change such bylaws.

                                   ARTICLE VII

         No director of this corporation shall be personally liable to the corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director; provided, however, that this Article VII shall not limit or eliminate the liability OF it director. to the extent provided, by applicable law for breach of a director's duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law of Section 302A.599 or
80.23 of the Minnesota Statutes; (iv) any transaction from which a director derived any improper personal benefit; or (v) any act or omission occurring prior to the date when this provision becomes effective.

         The provisions of this Article VII shall not be deemed to limit or preclude Indemnification of a director by this corporation, for any liability of a director which has not been eliminated by the provisions of this Article VII.

         If the Minnesota Statutes hereinafter are amended to authorize the further lamination or limitation of the liability of directors, then the liability. of director of the corporation in addition to what is provided herein, shall be further eliminated or limited to the fullest extent permitted by the Minnesota statutes as so amended.

         Any amendment or repeal of this Article VII shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or limitation.

Statement Required by Minnesota Statutes Section 302A.615. This Plan and Agreement of Merger has been approved by each corporation hereto pursuant to the Minnesota Business Corporation Act, Chapter 302A of Minnesota Statutes.













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09/22/99 WED 14:38 FAX 206 464 0484
SEP-22-1999     16:24

                              METRO LEGAL SERVICES



         7. Effectiveness of Merger This merger shall become effective in the state of Minnesota on the date on which the Secretary of State of Minnesota files this Plan of Merger and accompanying statement that the Plan of Merger has been approved by each corporation as required by Minnesota law, which documents shall comprise the Articles of Merger as required by Section 302A.61S of the Minnesota Business Corporation Act.

         8. The aforesaid Surviving Corporation does hereby agree that it may be served with process in Delaware in any proceeding for enforcement of any obligation of DRI, as well as for enforcement of any obligation of said Surviving Corporation arising from this merger, including any suit or other proceeding to enforce the right, if any, of any stockholder of DRI as determined in appraisal proceedings pursuant to Delaware law; and the aforesaid Surviving Corporation does hereby Irrevocably appoint the Secretary of State of Delaware as its agent to accept service of process in any such suit or other proceedings; and does hereby specify the following as the address to which a copy of such process shall be mailed by the Secretary of State of Delaware:

                                  Cohen & Cohen
                           445 Park Avenue, 15th Floor
                               New York, NY 10022

         9.  In the  event  that  the  merger-  herein  shall  have  been  fully authorized in accordance with the provisions of thd Minnesota Business Corporation Act. the terminating corporation and the Surviving Corporation hereby stipulate that they will cause to be executed and filed and/ recorded any document or document5 prescribed by the laws of the State of Delaware and the State of Minnesota, and that they will cause to be performed all necessary acts therein and elsewhere to effectuate the merger.

         10. The Board of Directors and the proper officers of the terminating corporation and of the Surviving Corporation, respectively, are hereby authorized. empowered dnd directed to do any and all acts and things, and to make, execute, deliver, file, and/or record any and all instruments, papers, and documents which shall be or become necessary, proper or convenient to carry out or put into effect any of the provisions of this Plan and Agreement of Merger or of the merger herein provided for.

Dated: March 1, 1994
                                        PORT INDUSTRIES, INC.,   the Surviving
Attest:                                          Corporation


           /s/                          By            /s/
Robert O. Knutson, Secretary                 Robert Holmgren, President



Dated: March 1, 1994                    DIGITAL REPORTING, INC.  The Terminating
Attest:                                                          Corporation


           /s/                          By            /s/
Frank R. Cohen, Secretary               Frank Carr, President



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